CERTIFICATE OF MERGER

of

CITY LOAN, INC., a Delaware corporation

into

CITY LOAN, INC., a Nevada corporation

PURSUANT TO SECTION 252
OF THE DELAWARE GENERAL CORPORATION CODE

Pursuant to Section 252 of the Delaware General Corporation Law (the “Code”), City Loan, Inc., a Delaware corporation (“City Loan Delaware”) and City Loan, Inc., a Nevada corporation (“City Loan Nevada” or “Surviving Corporation”), hereby certify the following:

1.  The constituent business corporations participating in the merger are: City Loan Delaware and City Loan Nevada. City Loan Delaware shall be merged into City Loan Nevada pursuant to the Agreement of Merger duly approved, adopted, certified executed and acknowledged by a majority of the board of directors and stockholders of each of City Loan Delaware and City Loan Nevada.

2.  City Loan Nevada shall be the surviving entity upon completion of said merger.

3.  The name of the surviving corporation in the merger herein certified is “City Loan, Inc.”

4.  That upon the effectivity of the merger, the Certificate of Incorporation of City Loan Nevada, a true and correct copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation that will govern the operations of the Surviving Corporation.

5.  The executed Agreement of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid City Loan Nevada, the address of which is as follows: _____________________________.

6.  The City Loan Nevada, on request, and without cost, will furnish a copy of the aforesaid Agreement of Merger to any stockholder of each of the aforesaid constituent corporations.

7.  Service of process may be made in the State of Delaware for any proceeding for enforcement of any of City Loan Delaware’s obligations, as well as any obligation of City Loan Nevada arising from the merger, including any suit or other proceeding to enforce the right of any of the stockholders of City Loan Delaware or City Loan Nevada. For these purposes, the Secretary of State of the State of Delaware is irrevocably appointed as agent for service of process. All service of process may be mailed to: _______________________________.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger this ____ day of _________, 2008.

CITY LOAN, INC. (Delaware)

By:
Name:
Title:

CITY LOAN, INC. (Nevada)

By:
Name:
Title: